EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
Lightstone Value Plus Real Estate Investment Trust II, Inc.

We hereby consent to the use in this Prospectus constituting a part of this Post- Effective Amendment No. 1 to the Registration Statement on Form S-11 of Lightstone Value Plus Real Estate Investment Trust II, Inc. of our report dated April 15, 2009,  relating to the consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiary as of December 31, 2008 and for the period from April 28, 2008 (date of inception) through December 31, 2008, also included in this Prospectus constituting a part of Post- Effective Amendment No. 1 to this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
April 15, 2009